Exhibit 99.1

MySize Reports First Quarter 2024 Financial Results: Record Three-Month Revenues and Gross Profits

Q1 revenues of $2.98 M up 314% over prior year period

AIRPORT CITY, Israel – May 16, 2024 – MySize, Inc. (Nasdaq: MYSZ) (“MySize” or the “Company”), an omnichannel e-commerce platform and provider of AI-driven measurement solutions to drive revenue growth and reduce costs for its business clients, today reported financial and operational results for the three months ended March 31, 2024.

Key Financial Highlights for the Three Months Ended March 31, 2024 Compared to Prior Year Period and Recent Developments

●	Consolidated revenue increased 314% to $2,984,000 primarily attributable to revenue generated following the acquisition of Orgad

●	Software-as-a-Service (SaaS) revenues increased 25% to $177,000

●	Gross profit increased to $1,196,000 compared to ($1,147,000).

●	Operating loss narrowed by 57% to $1,071,000

●	Net loss narrowed by 61% to $1,016,000

●	Inventory balance at March 31, 2024 was $2,136,000

●	Entered into warrant repricing transaction for aggregate gross proceeds of approximately $3.26 million, which is expected to close on May 20, 2024

Management Commentary

“We continued to show strong growth over the first quarter driven by increases in revenues from Orgad, manly due to shifting our operation to FBA (fulfilment by Amazon) and our SaaS sizing solutions,” stated MySize CEO and Founder, Ronen Luzon.

“We remain steadfast in our commitment to navigating market dynamics and delivering sustainable value to our shareholders. As we look forward to the future of fashion tech, we continue to focus on ways to integrate innovative technologies into our product offerings in an effort to offer unique personalization and engagement to both our brand partners and consumers.”

“We continue to collaborate with our brand partners, consisting of some of the top names in fashion, to use the data that we have collected to highlight the clear and quantified benefits that include increased average basket value, increased conversion, and reduced returns as compared to shoppers who do not use our sizing solutions.”

Financial Results for Three Months Ended March 31, 2024

Revenues for the three months ended March 31, 2024 amounted to $2,984,000, compared to $720,000 for the three months ended March 31, 2023. The increase was primarily attributable to an increase in Orgad sales.

Gross profit for the three months ended March 31, 2024 was $153,000, compared to ($427,000) for the three months ended March 31, 2023. The decrease was primarily due to a warehouse fire and the associated write-down of part of Orgad’s inventory.

Operating loss for the three months ended March 31, 2024 totaled $1,071,000, compared to an operating loss of $2,492,000 for the three months ended March 31, 2023.

Net loss for the three months ended March 31, 2024 was $1,016,000, compared to net loss of $2,654,000 for the three months ended March 31, 2023, mainly due an increase in revenues and cost savings mainly in R&D.

About MySize Inc.

MySize, Inc. (Nasdaq: MYSZ) (TASE: MYSZ.TA) is an omnichannel e-commerce platform and provider of AI-driven measurement solutions including MySizeID and recently acquired Naiz Fit to drive revenue growth and reduce costs for its business clients. Orgad, its online retailer platform, has expertise in e-commerce, supply chain, and technology operating as a third-party seller on Amazon.com and other sites. MySize recently launched FirstLook Smart Mirror, a mirror-like touch display that provides in-store customers an enhanced shopping experience and contactless checkout. FirstLook Smart Mirror extends MySize’s reach into physical stores and is expected to contribute to revenues through unit sales and recurring service fees.

MySize has developed a unique measurement technology based on sophisticated algorithms and cutting-edge technology with broad applications, including the apparel, e-commerce, DIY, shipping, and parcel delivery industries. This proprietary measurement technology is driven by several algorithms that are able to calculate and record measurements in a variety of novel ways. To learn more about MySize, please visit our website: www.mysizeid.com.

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Please click here for a demonstration of how MySizeID provides a full sizing solution for the retail industry.

To learn more about MySize and for additional information, please visit: our website: www.mysizeid.com.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the acquisition, expected revenues, and the expected closing of the acquisition. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Investor Contacts:

Or Kles, CFO

ir@mysizeid.com